Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-1 No. 333-258149) and related Prospectus of The Beachbody Company, Inc. for the registration of 243,320,841 shares of its common stock, 5,333,333 warrants to purchase shares of its common stock and

15,333,333 shares of its common stock underlying warrants and,

(2) Registration Statement (Form S-8 No. 333-259100) pertaining to the 2021 Incentive Award Plan, the 2021 Employee

Stock Purchase Plan and the Amended and Restated 2020 Equity Compensation Plan of The Beachbody Company, Inc.,

of our report dated March 1, 2022, with respect to the consolidated financial statements of The Beachbody Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Los Angeles, California

March 1, 2022